Exhibit 99.2
C4 Therapeutics Presents Cemsidomide Phase 1 Data at the American Society for Hematology (ASH) Annual Meeting that Demonstrated Potential to Become Best-in-Class IKZF1/3 Degrader
In Multiple Myeloma, Cemsidomide in Combination with Dexamethasone at Highest Dose Level Explored to Date Achieved 36 Percent Overall Response Rate (ORR) and 45 Percent Clinical Benefit Rate (CBR); Responses Seen Across All Dose Levels
Multiple Myeloma Arm Demonstrated Well-Tolerated Safety Profile; On-Target Neutropenia Was Manageable With Low Rates of Febrile Neutropenia and Infections; No Treatment Emergent Adverse Events Leading to Dose Reduction
In Non-Hodgkin’s Lymphoma, Cemsidomide Monotherapy Demonstrated a 38 Percent ORR and 19 Percent Complete Metabolic Response (CMR) Rate Across All Subtypes; In Peripheral T-Cell Lymphoma (PTCL), Cemsidomide Achieved a 44 Percent ORR and 25 Percent CMR Rate
Cemsidomide is Well Positioned for Future Development in Multiple Myeloma Combination Regimens and Various Non-Hodgkin’s Lymphoma Subtypes and Therapeutic Regimens to Unlock Potential in Growing Markets
C4T To Host Webcast Today at 5 pm EST; Webcast Link Available Here
WATERTOWN, Mass., December 8, 2024 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today presented clinical data from the ongoing Phase 1 trial of cemsidomide, an orally bioavailable small molecule degrader of IKZF1/3, at the ASH Annual Meeting. Presentations included a poster highlighting results for cemsidomide in combination with dexamethasone in multiple myeloma, and an oral presentation delivering initial results for cemsidomide as a monotherapy for non-Hodgkin’s lymphoma. These presentations reinforce the potential of cemsidomide to become a backbone therapy of choice in both multiple myeloma and non-Hodgkin’s lymphoma where IKZF1/3 degradation is warranted.
C4T designed cemsidomide to be a more potent and selective degrader of IKZF1/3 with unique pharmacokinetic properties, with the goal to improve the therapeutic index to treat multiple myeloma and non-Hodgkin’s lymphoma—both alone and in combination with other therapeutic agents in these therapeutic areas.
“Cemsidomide continues to deliver clinical data demonstrating its potential to be used in both multi-refractory patients and as part of combination therapies across all lines of treatment for a significant number of patients with multiple myeloma or non-Hodgkin’s lymphoma,” said Len Reyno, M.D., chief medical officer of C4 Therapeutics. “We look forward to leveraging today’s data to inform clinical development strategies in both multiple myeloma and non-Hodgkin’s lymphoma that has the potential to unlock the value of cemsidomide for patients in need of innovative therapies across treatment lines.”
Multiple Myeloma (MM)
At the ASH Annual Meeting, C4T presented safety and anti-myeloma data demonstrating cemsidomide has the potential to become a best-in-class IKZF1/3 degrader used as a backbone therapy of choice for patients with multiple myeloma where IKZF1/3 degradation is warranted. These data support the future development of cemsidomide across treatment lines in combination with other anti-myeloma agents.
As of the data cutoff date of October 11, 2024, a total of 47 patients received cemsidomide in combination with dexamethasone across four dose levels (50 µg dosed Monday, Wednesday, Friday (MWF); 37.5 µg dosed once daily (QD); 62.5 µg QD; 75 µg QD). Patients were heavily pretreated, receiving a median of six prior therapies. All patients (100 percent) were triple-class exposed, defined as exposure to one or more immunomodulatory agents, one or more proteasome inhibitors, and one anti-CD38 antibody. Thirty-three patients (70 percent) received prior BCMA directed therapy. Thirty-one patients (66 percent) received prior CAR-T or T-cell engager therapy.
Safety: Cemsidomide in combination with dexamethasone was well tolerated.
•As of the data cutoff date, 47 patients were evaluable for safety.
•The most common adverse events (AEs) Grade 3 or above were neutropenia (n=18), anemia (n=10) and infections (n=8). No patients discontinued therapy due to neutropenia.
•No patients experienced a treatment emergent adverse event that led to dose reduction.
•The maximum tolerated dose has not yet been identified. Enrollment is currently ongoing at the 100 µg QD dose level.
Anti-myeloma activity: Cemsidomide in combination with dexamethasone demonstrated anti-myeloma activity across a broad range of doses, highlighting a wide therapeutic range.
•As of the data cutoff, 42 patients were evaluable for anti-myeloma activity.
•Across all dose levels, cemsidomide in combination with dexamethasone achieved a 26 percent ORR and a 40 percent clinical benefit rate (CBR).
•At the highest dose level explored to date (75 µg QD), cemsidomide achieved a 36 percent ORR and a 45 percent CBR.
•At the two highest dose levels evaluated to date (62.5 µg QD and 75 µg QD), 62 percent of patients remained on therapy as of the data cutoff date.
Binod Dhakal, M.D., M.S., associate professor of medicine, Medical College of Wisconsin, Division of Hematology, presented a poster highlighting the MM results. He commented: “The data presented at the ASH Annual Meeting demonstrate cemsidomide in combination with dexamethasone is active and well-tolerated over a range of doses in a heavily pretreated, relapsed/refractory multiple myeloma patient population—including a majority of patients who have received T-cell directed therapies who are challenging to treat. I look forward to cemsidomide’s continued development as a potential new treatment option for patients in the evolving myeloma landscape.”
C4T has identified 75 µg QD as a target dose for various dexamethasone combination regimens; as dose escalation continues, higher doses may also be considered. For immune-based combination strategies, C4T believes doses lower than 75 µg QD will be optimal based on anti-myeloma activity and immune activation observed in the previously disclosed monotherapy data set.
C4T has identified the following next steps in cemsidomide MM development:
•Complete Phase 1 dose escalation trial in MM to establish go forward doses
•Initiate initial combination trials
•Engage regulatory authorities on registrational path

Non-Hodgkin’s Lymphoma (NHL)
At the ASH Annual Meeting, C4T also presented safety and anti-lymphoma data that reinforce C4T’s belief that IKZF1/3 degradation remains relevant in lymphoma. Based on the emerging anti-lymphoma signal demonstrated in patients with PTCL, C4T believes cemsidomide could be further developed in areas of high unmet need.
As of the data cutoff date of October 11, 2024, a total of 23 patients received cemsidomide monotherapy across five dose levels (25 µg MWF; 50 µg MWF QD; 37.5 µg QD; 62.5 µg QD; 100 µg QD). Patients were heavily pretreated, receiving a median of three prior therapies. Seventeen patients had refractory progressive PTCL and six patients had refractory progressive B-cell lymphoma.
Safety: Cemsidomide monotherapy was well tolerated and additional dose finding is ongoing.
•As of the data cutoff, 23 patients were evaluable for safety.
•The most common AEs Grade 3 or above were neutropenia (n=11), infections (n=6), febrile neutropenia (n=4) and anemia (n=4). No patients discontinued therapy due to neutropenia.
•At this time, the maximum tolerated dose has not been defined. Two dose-limiting toxicities occurred at the 100 µg QD dose level. As a result, a 75 µg QD cohort was opened to refine the understanding of dose and safety in the NHL population; this cohort is currently enrolling patients. Escalation above 75 µg QD may be explored pending the outcome of the cohort.
Anti-lymphoma activity: Cemsidomide monotherapy demonstrated anti-lymphoma activity across a broad range of doses.
•As of the data cutoff, 21 patients were evaluable for efficacy, 16 of which had PTCL.
•Cemsidomide displays a differentiated pharmacokinetic profile with an approximate two-day half-life and an ability to induce rapid and potent degradation of IKZF1/3.
•Across all dose levels explored, cemsidomide achieved a 38 percent ORR and 19 percent CMR rate.
•In patients with PTCL, cemsidomide achieved a 44 percent ORR and 25 percent CMR rate.
Steve Horwitz, M.D., lymphoma specialist and cellular therapist, Memorial Sloan Kettering Cancer Center, delivered an oral presentation highlighting the NHL results at the ASH Annual Meeting. He commented: “I am pleased to share the first clinical data on monotherapy cemsidomide in non-Hodgkin’s lymphoma, which demonstrated its well-tolerated safety profile and compelling anti-lymphoma activity. These initial data are encouraging, particularly in PTCL where relapsed/refractory patients lack effective targeted therapies. We believe these Phase 1 monotherapy data demonstrate that cemsidomide is well suited for further development in earlier lines of treatment and in combination with other anti-lymphoma agents.”
C4T has identified the following next steps in cemsidomide NHL development:
•Complete Phase 1 dose escalation trial and identify go forward dose
•Initiate expansion cohort for PTCL
•Engage regulatory authorities on registrational path
C4T Webcast for Analysts and Investors C4T will host an investor webcast today December 8, 2024, at 5 pm EST. To join the webcast, please visit this link or the “Events & Presentations” page of the Investors section on the company’s website at www.c4therapeutics.com. A replay of the webcast will be archived and available following the event.

About Cemsidomide
Cemsidomide is an investigational, orally bioavailable small-molecule degrader designed to be a more potent and selective degrader of IKZF1/3, transcription factors that drive multiple myeloma (MM) and non-Hodgkin’s lymphomas (NHL), with unique pharmacokinetic properties. Clinical data has shown that cemsidomide is well-tolerated. In MM, cemsidomide displays evidence of anti-myeloma activity and immunomodulatory effects. In NHL, cemsidomide displays evidence of anti-lymphoma activity. More information may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).
About IKZF1/3
IKZF1 (Ikaros) and IKZF3 (Aiolos) are transcription factors that directly regulate the activity of IRF4, a transcription factor that regulates downstream immune cell differentiation. Aberrant IRF4 is associated with both lymphoma and multiple myeloma proliferative T, B and plasma cell populations. Down regulation of IRF4 promotes the death of both myeloma and lymphoma cells.
About Multiple Myeloma
Multiple myeloma (MM) is a rare blood cancer affecting plasma cells. Approximately 36,000 people in the United States are diagnosed with MM each year. Despite advances in treatment, multiple myeloma remains incurable. Treatment combinations include IKZF1/3 degraders, which are established backbone therapies, across lines of therapy.
About non-Hodgkin’s Lymphoma
Non-Hodgkin’s lymphoma (NHL) is one of the most common cancers in the United States. NHL forms in cells of the immune system called lymphocytes. In the United States, approximately 80,000 people are diagnosed with NHL each year. IKZF1/3 degraders are used across NHL subtypes.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
Forward Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement or cohort initiation; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our ability to replicate interim or early-stage results from our clinical trials in the results obtained when those clinical trials are completed or when those therapies complete later-stage clinical trials; regulatory developments in the United States and foreign countries; the potential timing for updates on our clinical and research programs; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com